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                                                                  Exhibit (a)(2)

FORM OF LETTER AGREEMENT AND CONSENT



                                  [NPC Logo]






Dear Mr./Ms. ________________:

         I have entered into a merger agreement with our board of directors that will result in my 100% ownership of NPC International, Inc. As a result of this merger, NPC's common stock will no longer be publicly traded.
                                ----------------------------

         Under the merger agreement, the holders of NPC's common stock will receive $11.55 cash per share of NPC common stock. In addition, I am offering to employees that hold stock options, the right to cash out their options based upon the $11.55 price to be paid to NPC's minority stockholders. Among other things, this offer is conditioned upon the merger being consummated, which we expect to complete in August. If you accept my offer, the merger is consummated, and the other conditions are satisfied,

         . You will receive the cash set forth on the attached Schedule A, less applicable taxes, at the times indicated (assuming you remain employed by NPC at the times indicated), and

         .    You will no longer have options to purchase NPC's common stock.

         If you do not accept our offer and the merger is consummated, your options will continue but you will not be entitled to receive NPC common stock upon exercise of the options. Instead, you will receive cash based upon the fair value of NPC's common stock at the time of exercise, which could be less than or more than $11.55 per share. This value would be determined by the NPC Board of directors based upon their sole and absolute discretion. Depending upon such value and the exercise price of your options, it is possible that you could receive less than the amount indicated in this letter.

         Neither NPC nor its Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your options for cancellation. You must make your own decision whether to tender your options.
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         The materials accompanying this letter describe in detail this offer to cancel your stock options and the approval we are seeking from you to amend the stock option plan. We encourage you to carefully read the materials.

         To accept my offer to cancel your stock options in exchange for the cash payments described above, and to consent to the amendments to the stock option plan necessary to consummate this offer, you must sign this letter below in the space provided and return it in the enclosed self addressed stamped envelope to Susie Edwards, Employee Benefits Manager, NPC International, Inc., 720 West 20th Street, Pittsburg, Kansas 66762 by August 1, 2001, unless extended by the board of directors.

         Thank you for your assistance in completing this important transaction.

                                                     Sincerely,



                                                     O.Gene Bicknell
                                                     Chairman & CEO



         I accept the "Offer," as described in the Offer to Purchase and Consent Solicitation Statement (the "Statement") accompanying this letter, with respect to all options granted to the undersigned pursuant to NPC's 1994 Non-Qualified Stock Option Plan (the "1994 Option Plan") and consent to and approve the amendments to my Award Notice under the 1994 Option Plan ant the amendments to the 1994 Option Plan described therein and set forth as Schedule C to the Statement.



Dated:  __________________, 2001.


                                                 Signed:
                                                 ------------------------------
                                                 Print Name:
                                                              -----------------

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                                  SCHEDULE A



         Name of Option Holder: _______________________ SSN: ____________

         Total Number of Options Held by Option Holder: _________________

         If you elect to cancel your Options pursuant to this Offer, give your consent to the amendments to your Award Notice and to the 1994 Option Plan and you are still employed by NPC on the applicable date(s) set forth below, you will receive the following amounts as soon as practicable after such dates, less the withholding of income, FICA and Medicare taxes and other applicable withholdings:

     Vested Gain: $__________ upon the consummation of the merger of NPC
                  International, Inc. and Mergeco, Inc.;


Unvested Gain(s): $__________ on _______________, 200__;


                  $__________ on _______________, 200__; and


                  $__________ on _______________, 200__.


                  $__________ Total Unvested Gain


OPTION ANALYSIS
---------------

Grant Date    Number of   Option   Vested   Unvested   Vested   Unvested  Total
of Options    Options     Price   Options*  Options*    Gain     Gain     Gain
----------    -------     -----   -------   -------     ----     ----     ----






______________
* As of August 10, 2001
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                                   SCHEDULE B

                           Frequently Asked Questions
                           --------------------------

         We are offering to cancel all outstanding options to purchase shares of our common stock issued under our 1994 Option Plan and soliciting your consent to the amendments to your Award Notice under the 1994 Option Plan and amendments to the 1994 Option Plan necessary to consummate this Offer. The following are some of the questions that you, as an optionholder, may have and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this document and the Letter Agreement and Consent accompanying this document.

What Will I Receive If I Decide To Tender My Options For Cancellation and Give My Consent to the Amendments?

         We will pay you cash in the amount and at the times set forth on Schedule A.

How Was the Purchase Price Determined?

         The amount to be paid to you with respect to your options is determined by subtracting the exercise price per share of your options from $11.55, and multiplying the difference times the number of shares of NPC common stock that you may purchase upon exercise of your options. The $11.55 amount is equal to the amount per share that the holders of common stock, other than the stockholders of Mergeco, will receive for their shares in connection with the merger. The NPC board of directors formed a special committee consisting of Mr. Freeman and Mr. Braude, who are each disinterested directors, to evaluate and negotiate the terms of the merger agreement with Mergeco as well as evaluate and negotiate any other proposals to acquire shares not owned by Mr. O. Gene Bicknell or persons under his control. The special committee selected and retained legal and financial advisors to assist it in such evaluation and negotiation, and received an opinion from Goldsmith Agio Helms Securities, Inc., its financial advisor, on which the special committee and the entire board of directors relied in part, that as of its date the $11.55 per share the NPC stockholders will receive in the proposed merger is fair to them from a financial point of view. Neither the board of directors, the special committee nor the special committee's advisors have made any determination of whether the Offer is fair to you from a financial point of view.

When Will I Receive Payment For My Canceled Options?

         If your options to purchase shares of common stock are fully vested and exercisable as of the Expiration Date of the Offer, or if you are not a current employee of NPC (whether or not your options are fully vested and exercisable as of the Expiration Date of the Offer) you will receive a cash payment for the full amount of your vested options as set forth on Schedule A as soon as practicable after the Expiration Date of the Offer ("payment date").

         If you are a current employee of NPC and your options to purchase shares of common stock are not fully vested and exercisable as of the Expiration Date of the Offer, you will receive 100% of the cash amount applicable to your vested options, with the balance of the cash amount

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payable to you as soon as practicable after the date or dates your options would have become vested and exercisable had they not been canceled, provided that you are still an employee of NPC on the applicable vesting dates. See Schedule A. If you are not still an employee of NPC on the applicable vesting date, you will not receive the balance otherwise payable on that date or any future date.

         Your options have an expiration date set forth in the applicable Award Notice, and if your options expire prior to the Expiration Date of this Offer, you will not be entitled to receive payment for your options under the Offer. Similarly, if your employment with NPC has terminated more than three months prior to the Expiration Date (other than as a result of death or permanent and total disability), your options will terminate and you will not be entitled to receive payment for your options under the Offer.

Do I Have to Tender All of My Options?

         Yes. We will not accept partial tenders. You must tender all of your options or none of your options. See Section 3.

What Happens to Options if I Do Not Tender?

         If the merger between NPC and Mergeco is consummated, the articles of incorporation of the surviving corporation will be immediately amended to effect a reverse stock split of 50,000 shares for 1 share. As a result, all options to purchase less than 50,000 shares would represent the right to purchase a fraction of a share of common stock of NPC. Fractional shares will not be issued upon exercise of options. Instead you will receive a cash payment in an amount determined by multiplying that fraction by the difference between the fair value of a full share at the time of exercise over the exercise price per share of that option, which could be more or less than $11.55 per share. See Section 2.

Does NPC Have the Financial Resources to Make Payment?

         A condition to the consummation of this Offer is that the financing necessary to consummate the merger of NPC and Mergeco and to pay the tendering optionholders the amounts necessary at that time shall have been obtained. We also expect to have sufficient cash on hand to make future payments with respect to the options that are not vested at the time of the consummation of the merger. See Section 8.

         Amounts payable subsequent to the payment date will be general, unsecured obligations of NPC. As a result of the merger, NPC will have substantially more debt than it has now. This debt will be secured by NPC's assets and will therefore have priority over NPC's future payment obligations required pursuant to this Offer. See Section 8.

Will I Have to Pay Taxes if My Options Are Cancelled in the Offer?

         Yes. The cash amounts paid to optionholders who tender options for cancellation is taxed as ordinary compensation income of the optionholders in the year received. Such income is subject to withholding of income, FICA and Medicare taxes and other applicable withholdings.

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We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the Offer. See Section 12.

Do I Have to Consent to the Amendments in Order to Tender My Options?

         Yes. Tenders of options for cancellation will not be accepted unless you also consent to the amendments to your Award Notice under the 1994 Option Plan and amendments to the 1994 Option Plan.

When Does the Offer Expire? Can the Offer be Extended, and if so, How Will I be Notified if it is Extended?

         The Offer expires on August 10, 2001, at 12:00 midnight, New York City time, unless it is extended by us.

         We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. It is expected that the Offer will be extended to coincide with the closing of the merger between NPC and Mergeco.

         If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration of the Offer. See Section 3.

How Do I Tender My Options and Give My Consent?

         If you decide to tender your options and give your consent, you must deliver, before 12:00 midnight, New York City time, on August 10, 2001, a properly completed and duly executed copy of the Letter Agreement and Consent accompanying this document to Susie Edwards, Employee Benefits Manager, NPC International, Inc., 720 West 20th Street, Pittsburg, Kansas 66762, (telephone:
(800) 492-3633). See Section 3.

         If the Offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the Offer.

         We reserve the right to reject any or all tenders of options and consents that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options and consents which are not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the Offer.

During What Period of Time May I Withdraw Previously Tendered Options?

         You may withdraw your tendered options at any time before 12:00 midnight, New York City time, on August 10, 2001. If the Offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered

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  options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above prior to the expiration of the Offer. See Section 4.

  What are the Conditions to the Offer?

         The Offer is conditioned upon a tender of options representing the right to purchase more than 50% of the shares issuable upon exercise of all options granted under the 1994 Option Plan and receipt of consents from that percentage of options to the amendments to the Award Notices under the 1994 Option Plan and amendments to the 1994 Option Plan necessary to consummate the Offer. In addition, the Offer is conditioned upon the consummation of the merger of NPC and Mergeco whereby the stockholders of NPC, other than Mergeco's stockholders, would have each of their shares converted into $11.55 per share in cash. A number of conditions must be satisfied before NPC or Mergeco is obligated to complete the merger, including, among others, the following:

 . the holders of a majority of the shares of NPC common stock voting at the special meeting of stockholders called for the purpose of considering the merger, excluding shares owned by the Mergeco stockholders, must approve and adopt the merger agreement;

 . there must be no legal or judicial restraints or prohibitions preventing completion of the merger;

 . the holders of no more than five percent of the outstanding shares of NPC common stock have properly demanded appraisal rights for their shares;

 . the funding of the financing for the merger and the Offer must be obtained;
  and

 . satisfaction of the representations, warranties and covenants set forth in the merger agreement or waiver by the party for whose benefit they are made. See
  Section 6.

         In addition, the financing necessary to consummate the merger is also subject to certain additional conditions. See Section 8.

  What Does NPC and its Board of Directors Think of the Offer?

         Although our board of directors has approved this Offer, neither we nor our board of directors makes any recommendation as to whether you should tender your options or give your consent to the amendments to your Award Notice under the 1994 Option Plan or the amendments to the 1994 Option Plan necessary to consummate the Offer. You must make your own decision whether to tender options and give your consent. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisors. Our executive officers have informed us that they intend to tender all of their options pursuant to the Offer, and give their consent, except that the options held by Mr. O. Gene Bicknell will be cancelled without the payment of any cash.

  What is the Market Value of NPC Shares as of a Recent Date?

         As of June 29, 2001, the last sale price per share of NPC common stock reported on the NASDAQ National Market was $10.80.

  Who Can I Talk to if I Have Questions About the Offer?

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         For additional information or assistance, you should contact:

Susie Edwards, Employee Benefits Manager
NPC International, Inc.,
 720 West 20th Street
Pittsburg, Kansas 66762
telephone: (800) 492-3633

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